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                                                                    EXHIBIT 3.38

                                     BYLAWS
                                       OF
                         BHC CEDAR VISTA HOSPITAL, INC.

         1. The annual meeting of shareholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of California, fixed by the Board of Directors.

         2. Special meetings of the shareholders may be held at any place within or outside the State of California upon call of the Board of Directors, the Chairman of the Board of Directors, if any, the President, or the holders of ten percent of the issued and outstanding shares of capital stock entitled to vote.

         3. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact.

         4. The business of the Corporation shall be managed by a Board of Directors consisting of two (2) members. Vacancies in the Board of Directors, whether resulting from an increase in the number of directors, the removal of directors for or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Directors may be removed for or without cause by the shareholders.

         5. Regular meetings of the Board of Directors, if any, may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the Board of Directors may be held at any place within or outside the State of California upon call of the Chairman of the Board of Directors, the President or any two (2) directors, which call shall set forth the date, time and place of meeting. Written, oral, or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance, for the convenient assembly of the directors. One-third of the number of directors of the Corporation then in office, but not less than two, shall constitute a quorum.

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         6.       The Board of Directors shall elect a President, a Secretary and a Treasurer, and such other officers as it may deem appropriate. The President, Secretary, and any other officer so appointed by the Board of Directors are authorized to execute certificates representing shares of the Corporation's capital stock. Persons may hold more than one office. Officers shall have the authority and responsibilities given them by the Board of Directors, and each officer shall hold office until his successor is elected and qualified, unless a different term is specified by the Board of Directors.

         7. By resolution adopted by the greater of (i) a majority of the directors of the Corporation then in office when the action is taken; or (ii) the number of directors required by the Articles of Incorporation or Bylaws to take action, the directors may designate from among their number one or more directors to constitute an Executive Committee and other committees, each of which, to the extent permitted by law, shall have the authority granted it by the Board of Directors.

         8. The Bylaws of the Corporation may be amended or repealed, and additional Bylaws may be adopted, by action of the Board of Directors or of the shareholders, but any Bylaws adopted by the Board of Directors may be amended or repealed by the shareholders.

         9. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability, (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, and (iii) under Section 316 of the General Corporation Law of California. If the General Corporation Law of California is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation for monetary damages shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of California, as so amended. Any

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repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         10. The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) or agent (as defined in Section 317 of the California General Corporation Law) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnitee"). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her from a Company the shares of which are owned in whole or in part by this Corporation, provided that any policy issued by such company is limited to the extent acquired by applicable law. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The indemnification may be in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duties to the corporation and its shareholders. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or

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otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; (2) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 309 of the General Corporation Law of California; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, or (iii) under Section 316 of the General Corporation Law of California.